ePlus Reports Fiscal Year 2007 Financial Results

HERNDON, VA – February 8, 2008– ePlus inc. (OTC: PLUS - news), announced record revenues for its fiscal year ended March 31, 2007 (“FY07”).  Revenues during FY07 increased 22.3% to $791.6 million from $647.3 million for the prior fiscal year (“FY06”).  The Company recorded net earnings of $17.4 million, as compared to a net loss of $521 thousand in FY06.  Basic and diluted earnings per share in FY07 were $2.11 and $2.04, respectively, as compared to loss per share of $0.06 in FY06.

Financial Results for the Fiscal Year and Quarter Ended March 31, 2007

The increase in total revenues for FY07 is primarily the result of a 20.3% increase in sales of product and services to $701.2 million, as compared to $583.1 million in the prior fiscal year.  Sales of product and services represented 88.6% of total revenue for FY07 as compared to 90.1% the prior year, and gross margin on sales of product increased to 11.2% for FY07 from 10.0% in FY06.  A substantial portion of sales of product and services are from sales of Hewlett Packard and Cisco products, which represented approximately 24% and 32% of sales, respectively, in FY07, as compared to 28.0% and 22.0%, respectively, in FY06.

In FY07, lease revenues increased 11.3% to $54.7 million from $49.2 million for the prior fiscal year.  The net investment in leased assets was $217.2 million as of March 31, 2007, a 5.5% increase from $205.8 million as of March 31, 2006.  The increase in lease revenue is predominately due to an increase in the operating lease portfolio.  Fee and other income was $13.7 million, an increase of 2.7% over the prior fiscal year.  In FY07, the Company recorded patent settlement income of $17.5 million.  There was no patent settlement income in FY 06.

Cost of sales, product and services increased 18.6% to $622.5 million in FY07 as compared to $525.0 million in the prior fiscal year. This increase corresponds to a similar increase in sales of product and services.  Direct lease costs increased 21.5% to $20.3 million for FY07, as compared to $16.7 million for the prior fiscal year.  The largest component of direct lease costs is depreciation expense for equipment subject to operating leases.  Investment in operating leases increased 17.9% as of March 31, 2006 as compared to the prior fiscal year.

Professional and other fees for FY07 increased 141.6% to $16.2 million from $6.7 million, primarily due to increased expenses related to patent litigation in the amount of $5.6 million, legal expenses related to the Cyberco matter of $670 thousand, and our review of accounting guidance regarding stock option grants since our IPO in 1996 and the resulting tax and accounting impact in connection with the audit committee investigation as previously disclosed of $5.0 million.  Salaries and benefit expenses increased 13.8% to $70.9 million for the year, due in part to an increase in benefit costs and an increase in the average salary per employee.  We employed 649 people as of March 31, 2007 compared to 680 people as of March 31, 2006.

General and administrative expenses decreased 7.7% to $17.2 million for FY07 as compared to the prior fiscal year.  The decrease is due to a slight reduction in depreciation and amortization expense relating to property and equipment and increased efficiency in spending controls to enhance productivity and profits.

Interest and financing costs increased 39.7% to $10.1 million for the year, due to an increasing non-recourse debt portfolio and increasing debt rates on new financings. Non-recourse notes payable increased 15.8% to $148.1 million for FY07 as compared to the prior fiscal year.

The FY07 earnings per share was calculated using weighted average common shares outstanding of 8,224,929 (basic) and 8,534,608 (diluted), as compared to 8,347,727 for both basic and diluted for FY06.

For the quarter ended March 31, 2007, the Company recorded net earnings of $1.9 million, as compared to a net loss of $4.6 million in the prior year’s quarter.  The prior year’s loss included expenses of $10.2 million for the resolution of two lawsuits relating to a customer’s bankruptcy and non-payment.  Basic and fully diluted earnings per share for the FY07 fourth quarter were $0.24 and $0.23, respectively, as compared to a loss of $0.55 for both basic and diluted for the same quarter in FY06.  Revenues for the quarter increased 12.7% to $180.5 million, from $160.2 million recorded in the prior year’s quarter.

At March 31, 2007, the Company had cash and cash equivalents of $39.7 million and total stockholders’ equity of $146.2 million, as compared to $20.7 million and $128.6 million, respectively, at March 31, 2006.  Total assets increased 11.8% to $418.1 million at March 31, 2007 as compared to $373.9 million at March 31, 2006.  The Company did not purchase any common stock during FY07.

Percentage changes stated above are calculated on actual numbers from the financial statements, not on the rounded numbers used herein.  Investors are encouraged to read the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.  Copies are available at http://www.eplus.com/ or http://www.sec.gov/, or by contacting the Company at info@eplus.com or (888) 482-1122.

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 625 associates in 30+ offices serving more than 2,500 customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com/, call 888-482-1122, or email info@eplus.com.

ePlus® and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Note:  Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements.”  Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the effects of the delisting of the Company’s common stock from The Nasdaq Global Market and the quotation of the Company’s common stock in the “Pink Sheets,” including any adverse effects relating to the trading of the stock due to, among other things, the absence of market makers; the timing of our ability to re-apply to list our shares of common stock on The Nasdaq Global Market; the effects of any lawsuits or governmental investigations alleging, among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; and other risks or uncertainties detailed in our SEC filings.

All information set forth in this release and its attachments is as of February 8, 2008.  ePlus inc. undertakes no duty to update this information.  More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the SEC and available at the SEC’s website at http://www.sec.gov/.

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	As of March 31, 2006	As of March 31, 2007
	(in thousands)

ASSETS
Cash and cash equivalents	$20,697	$39,680
Accounts receivable—net	103,060	110,662
Notes receivable	330	237
Inventories	2,292	6,851
Investment in leases and leased equipment—net	205,774	217,170
Property and equipment—net	5,629	5,529
Other assets	10,038	11,876
Goodwill	26,125	26,125
TOTAL ASSETS	$373,945	$418,130

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable—equipment	$7,733	$6,547
Accounts payable—trade	19,235	21,779
Accounts payable—floor plan	46,689	55,470
Salaries and commissions payable	4,124	4,331
Accrued expenses and other liabilities	33,346	25,960
Income taxes payable	104	-
Recourse notes payable	6,000	5,000
Non-recourse notes payable	127,973	148,136
Deferred tax liability	165	4,708
Total Liabilities	245,369	271,931

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 11,037,213 issued and 8,267,223 outstanding at March 31, 2006; and 11,210,731 issued and 8,231,741 outstanding at March 31, 2007	110	112
Additional paid-in capital	72,811	75,909
Treasury stock, at cost, 2,769,990 and 2,978,990 shares, respectively	(29,984)	(32,884)
Deferred compensation expense	(25)	-
Retained earnings	85,377	102,754
Accumulated other comprehensive income—foreign currency translation adjustment	287	308
Total Stockholders’ Equity	128,576	146,199
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$373,945	$418,130

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended March 31,
	2006	2007
	(in thousands)
REVENUES

Sales of product and services	$583,068	$701,237
Sales of leased equipment	1,727	4,455
	584,795	705,692

Lease revenues	49,160	54,699
Fee and other income	13,363	13,720
Patent settlement income	-	17,500
	62,523	85,919

TOTAL REVENUES	647,318	791,611

COSTS AND EXPENSES

Cost of sales, product and services	524,967	622,501
Cost of sales, leased equipment	1,690	4,360
	526,657	626,861

Direct lease costs	16,695	20,291
Professional and other fees	6,695	16,175
Salaries and benefits	62,308	70,888
General and administrative expenses	18,603	17,165
Litigation settlement and judgment	10,176	-
Interest and financing costs	7,250	10,125
	121,727	134,644

TOTAL COSTS AND EXPENSES	648,384	761,505

Earnings (loss) before provision for income taxes	(1,066)	30,106
Provision for (benefit from) income taxes	(545)	12,729
NET EARNINGS (LOSS)	$(521)	$17,377
NET EARNINGS (LOSS) PER COMMON SHARE—BASIC	$(0.06)	$2.11
NET EARNINGS (LOSS) PER COMMON SHARE—DILUTED	$(0.06)	$2.04

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC	8,347,727	8,224,929
WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED	8,347,727	8,534,608

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150